EXHIBIT 99.1

LendingTree Hosts Second Annual Investor and Analyst Day and
Improves Financial Outlook

•	Company raises earnings per share (EPS) guidance for fourth quarter 2002 to $0.18.

•	Management discusses future strategy and outlook, as well as increased five-year growth projections.

•	After-tax diluted earnings per share in 2007 projected to be $2.00, representing a 70% compound annual growth rate from 2002.

•	Other topics presented by management include updates on the Realty Services business, the latest lender benchmarking study, a lender panel discussion, and current marketing strategy.

NEW YORK, N.Y., November 21, 2002 - LendingTree, Inc. (NASDAQ: TREE), the leading online lending exchange, will preside over the opening of the NASDAQ Stock Market, Friday, November 22, 2002, during the Company’s Second Annual Investor and Analyst Day at the NASDAQ MarketSite in Times Square, New York. The event will include a number of presentations to be given by the Company’s management team, as well as a panel discussion comprised of lenders participating on the LendingTree exchange.

The Company is also announcing revised financial guidance for the fourth quarter ending December 31, 2002. The Company currently expects fourth quarter diluted earnings per share (EPS) of at least $0.18, calculated in accordance with generally accepted accounting principles (GAAP), compared to its previous guidance of a $0.10 per share. The revised outlook for the fourth quarter represents an improvement of 50% over the third quarter EPS of $0.12 and reflects higher demand for home equity, auto, and refinance and purchase mortgage loans over previous guidance.

LendingTree Senior Vice President and CFO Keith Hall will provide future growth projections, which represent an improvement of the Company’s long-term earnings guidance, as presented during last year’s Investor and Analyst Open House and discussed in previous earnings releases and conference calls. The Company’s long-term earnings guidance for 2007 is an after-tax diluted EPS of $2.00. This would represent a compound annual growth rate of 70% for after-tax EPS from 2002, which is a higher growth rate than previously projected in the Company’s long-term guidance.

LendingTree Founder and CEO Doug Lebda stated, “We are discussing some of the ways in which LendingTree plans to facilitate a larger share of the consumer lending market over the next five years. We will illustrate the top imperatives for success in achieving our mission in becoming the dominant lending exchange empowering consumers, lenders, and related service providers. By achieving our mission, we believe that our scalable business model will create significant value for our consumers and lenders and provide substantial returns for our shareholders over the next five years.”

President and COO Tom Reddin stated, “LendingTree’s No. 1 brand awareness in the consumer online lending market continues to favorably impact our operating results as we gain momentum with both consumers and our lender partners. With the launch of our latest advertising campaign, we are confident that we will continue to provide our lenders with new business at reduced acquisition costs in 2003 and beyond. The key strategic initiatives to be discussed are the foundation for our future success as they focus on strengthening our core lending exchange business and providing the platform for growth of the Realty Services business.”

The LendingTree management team will be presenting various other topics, including an update on the Realty Services business, an overview of the Company’s Lender Benchmark Program, and current marketing plans to drive consumer demand. Finally, five lenders are participating in a panel discussion on their experience with LendingTree.

A copy of the presentations given at the 2002 Investor and Analyst Day is available under the Investor Relations section of the Company’s Web site at www.lendingtree.com, or by contacting LendingTree Vice President of Finance, Brian Regan, via e-mail at bregan@lendingtree.com or phone at (704) 944-8531.

About LendingTree, Inc.

Founded in 1996, LendingTree (NASDAQ: TREE) is the leading online lending Exchange that connects consumers, Lenders, Realtors®, and related service providers. The LendingTree Exchange is made up of more than 180 banks, lenders, and brokers (Lenders) and has facilitated nearly $32 billion in closed loans since inception. More than 7.5 million consumers have accessed the LendingTree Exchange through the Company’s site at www.lendingtree.com and through online and offline partners. Loans available via the LendingTree Exchange include home mortgage, home equity, automobile, personal, debt consolidation, and credit cards. LendingTree is the No. 1 brand in the online lending market for consumers, with 67 percent national awareness. The LendingTree Lend-X technology has been cited as ‘the platform of choice’(a) for online lending and has been adopted by industry leaders to power their online lending initiatives. The LendingTree Realty Services offering connects consumers to a nationwide network of approximately 6,500 realtors. The Company’s services and products are specifically designed to empower consumers, Lenders, and related service providers throughout the lending process, delivering convenience, choice, and excellent value.

(a) Resuscitating Mortgage Lending. Forrester Research, March 2001

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward- looking statements include statements regarding: projected future revenues, including the projection that after-tax diluted EPS in 2007 will be $2.00; optimism about the results of certain strategic and consumer initiatives, including optimism about facilitating a larger share of the consumer lending market over the next five years; product and technological implementations; projected expenditures and growth; our belief that we will be able to provide substantial returns to our shareholders over the next five years; and our projected ability to provide our lenders with new business at reduced acquisition costs in the future. These statements are based on management’s current expectations or beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those set forth in the forward looking statements. The forward-

looking statements contained herein speak only as of today’s date, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statements. If LendingTree does update or correct one or more of these statements, you should not conclude that the Company will make additional updates or corrections. The Company’s actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with the Company’s business, which include, but are not limited to: variations in consumer demand or acceptance; the willingness of lending institutions to offer their products over the Internet; further changes in the Company’s relationships with existing lenders, companies, and/or strategic partners; the Company’s ability to attract and integrate new lending companies and strategic partners; implementation of competing Internet strategies by existing and potential lending participants; implementation and acceptance of new product or service offerings, consumer lending industry regulation; competition in all aspects of the Company’s business; fluctuations in operating results; or other unforeseen factors. The forward-looking statements should be considered in the context of these and other risk factors disclosed in the Company’s filings with the Securities and Exchange Commission.

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